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                                                                  EXHIBIT 10.25

                              EMPLOYMENT AGREEMENT

      This Employment Agreement (this "Agreement"), dated as of September 5, 1996, between LIN Television Corporation, a Delaware corporation ("LIN TV"), and Gary R. Chapman ("Executive");

                                   WITNESSETH:
                                   ----------

      WHEREAS, Executive has been a party to that certain Employment Agreement dated as of October 19, 1990 between LIN Broadcasting Corporation ("LIN Broadcasting") and Executive and that certain Employment Agreement dated December 29, 1994 (the "Prior Agreements"); and

      WHEREAS, the October 19, 1990 Prior Agreement has been assigned to LIN TV in the course of the spin-off of LIN TV by its former parent corporation, LIN Broadcasting, which occurred on December 28, 1994 (the "Distribution"); and

      WHEREAS, LIN TV desires to continue to retain the services of Executive upon the terms and conditions set forth herein; and

      WHEREAS, Executive is willing to provide services to LIN TV upon the terms and conditions set forth herein;

                                   AGREEMENTS:
                                   ----------

      NOW, THEREFORE, for and in consideration of the foregoing premises and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, LIN TV and Executive hereby agree as follows:

1.    EMPLOYMENT; BOARD OF DIRECTORS SEAT

      LIN TV will employ Executive and Executive will accept employment by LIN TV as its President and Chief Executive Officer. Executive will have the authority, subject to LIN TV's Certificate of Incorporation and By-Laws, as may be granted from time to time by the Board of Directors of LIN TV (the "Board") and as otherwise is inherent in such positions. LIN TV will, at every election for the Board while Executive is employed by LIN TV as Chief Executive Officer, use its best efforts to have Executive nominated for a seat on the Board as a member of the management slate. Although Executive was elected as a director by LIN Broadcasting as the sole stockholder of LIN TV prior to the Distribution, his continuation as a director shall be subject to the will of LIN TV's stockholders and the Board, as provided in LIN TV's Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws. Removal of Executive from or nonelection of Executive to the Board by LIN TV's stockholders or the Board, as provided in LIN TV's Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws, shall in no event be deemed a breach of this Agreement by LIN TV.

2.    ATTENTION AND EFFORT

      Executive will devote his entire productive time, ability, attention and effort to LIN TV's business and will skillfully serve its interests during the term of this Agreement.

3.    EFFECTIVENESS; TERM

      This Agreement shall become effective upon December 29, 1994 (the "Agreement Date"). Unless otherwise terminated pursuant to paragraph 7 hereof, Executive's term of employment under this Agreement shall expire on the fifth
(5th) anniversary of the Agreement Date (i.e., five (5) years after the



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Agreement Date); provided, however, that this Agreement shall automatically renew for a period of one (1) year commencing on the fifth (5th) anniversary of the Agreement Date and on each subsequent anniversary thereof unless either party shall have given the other written notice, not less that ninety (90) days prior to the termination date ("Notice of Nonrenewal"), of such party's desire that this Agreement not be renewed.

4.    COMPENSATION

      During the term of this Agreement, LIN TV agrees to pay or cause to be paid to Executive, and Executive agrees to accept in exchange for the services rendered hereunder by him, the following compensation:

      4.1   BASE SALARY

      Executive's compensation shall consist, in part, of an annual salary to be established by the Compensation Committee of the Board (the "Compensation Committee") by January 1 of each year, which annual salary shall be no less than four hundred seventy-five thousand dollars ($475,000) before all customary payroll deductions. Such annual salary shall be paid in substantially equal installments and at the same intervals as other officers of LIN TV are paid. The Compensation Committee shall determine any increases in the amount of the annual salary in future years. Executive's base salary, as it may be increased, may not thereafter be reduced.

      4.2   BONUS

      Executive shall be entitled to receive, in addition to the annual salary described above, an annual bonus to be awarded by December 31 of each year, or as soon thereafter as practicable. The amount of the bonus shall be determined as set forth on Schedule 4.2 attached hereto and incorporated herein by reference.


5.    BENEFITS

      During the term of this Agreement, Executive will be entitled to participate, subject to and in accordance with applicable eligibility requirements, in fringe benefit programs as shall be provided from time to time by, to the extent required, action of the Board (or any person or committee appointed by the Board to determine fringe benefit programs and other emoluments). In addition, LIN TV shall adopt or implement such plans or arrangements, supplemental or otherwise, as are necessary to provide to Executive the same aggregate level of benefits based on his service throughout the term of this Agreement as he would receive pursuant to the LIN TV Retirement Plan or any similar plans that may be adopted by LIN in the future regardless of any otherwise applicable limitations on benefits, whether based on Executive's salary level or other measures, and regardless of any subsequent termination of any such plans.

6.    OPTION GRANT

      Executive has been granted two nonqualified stock options (the "Options"), one to purchase two hundred fifty thousand (250,000) shares of LIN TV common stock, par value $.01 per share (the "Common Stock"), under the LIN TV 1994 Stock Incentive Plan (the "1994 Plan"), and one to purchase one hundred thousand (100,000) shares of Common Stock, subject to the terms and conditions of the 1994 Plan and the option letter agreement (the "Option Letter Agreement") attached as Appendix A to this Agreement and to the further terms and conditions of this Agreement.

7.    TERMINATION



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      Employment of Executive pursuant to this Agreement may be terminated as follows, but in any case, the provisions of paragraph 9 hereof shall survive the termination of this Agreement and the termination of Executive's employment hereunder:

      7.1   BY EITHER PARTY

      Either party may terminate the employment of Executive through termination of this Agreement pursuant to Notice of Nonrenewal delivered in accordance with Paragraph 3. Termination in this manner shall not constitute termination with or without Cause or Good Reason (each as defined below).

      7.2   BY LIN TV

      With or without Cause, LIN TV may terminate the employment of Executive at any time during the term of employment upon giving Notice of Termination (as defined below).



      7.3   BY EXECUTIVE

      Executive may terminate his employment at any time, for any reason, upon giving Notice of Termination.

      7.4   AUTOMATIC TERMINATION

      This agreement and Executive's employment hereunder shall terminate automatically upon the death or total disability of Executive. The term "total disability" as used herein shall mean Executive's inability, with or without reasonable accommodations, to perform the duties set forth in paragraph 1 hereof for a period or periods aggregating six (6) months in any twelve (12) month period as a result of physical or mental illness, loss of legal capacity or any other cause beyond Executive's control, unless Executive is granted a leave of absence by the Board. All determinations as to whether Executive has suffered total disability due to physical or mental illness, loss of capacity or any other medical cause shall be made by a physician who is mutually agreed upon by Executive and the Compensation Committee. Executive and LIN TV hereby acknowledge that Executive's ability to perform the duties specified in paragraph 1 hereof is of the essence of this Agreement. Termination hereunder shall be deemed to be effective (a) at the end of the calendar month in which Executive's death occurs or (b) immediately upon determination by the Board of Executive's total disability, as defined herein.

      7.5   NOTICE

      The term "Notice of Termination" shall mean at least thirty (30) days' written notice of termination of Executive's employment, during which period Executive's employment and performance of services will continue; provided, however, that LIN TV may, upon notice to Executive and without reducing Executive's compensation during such period, excuse Executive from any or all of his duties during such period. The effective date of the termination of Executive's employment hereunder shall be the date specified in the Notice of Termination delivered in accordance with this subparagraph 7.5.

8.    TERMINATION PAYMENTS

      In the event of termination of the employment of Executive, all compensation and benefits set forth in this Agreement shall terminate except as specifically provided in this paragraph 8:

      8.1 TERMINATION BY LIN TV WITHOUT CAUSE OR BY EXECUTIVE WITH GOOD REASON PRIOR TO A CHANGE IN CONTROL




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      If LIN TV terminates Executive's employment without Cause prior to the end of the term of this Agreement, or if Executive terminates employment with Good Reason and such termination is prior in time to a Change in Control, Executive shall be entitled to receive (a) termination payments equal to (i) Executive's annual salary as in effect on the date of termination ("Salary") multiplied by two, and (ii) an additional sum of three hundred thousand dollars ($300,000) in lieu of bonus, (b) any unpaid Salary that has accrued for services already performed as of the date termination of Executive's employment becomes effective, and (c) for a period of 24 months following the Date of Termination, the package of fringe benefits, including health, life, and disability, substantially similar to those which the Executive was receiving immediately prior to the Date of Termination, subject to Executive's continuing payment of that proportion of the premiums paid by Executive immediately prior to the Termination (collectively, the "Termination Payments"); provided, however, that if Executive shall Compete (as defined below) with LIN TV within one year of the Termination of Executive's employment pursuant to Executive's termination by LIN TV without Cause or termination by Executive with Good Reason, in either case prior to the end of the term of this Agreement, Executive shall be entitled to receive termination payments equal to (a) one (1) year's Salary and an additional sum of one hundred fifty thousand dollars ($150,000) in lieu of bonus, and (b) any unpaid Salary that has accrued for services already performed as of the date termination of Executive's employment becomes effective (collectively, the "Minimum Termination Payments"); and provided further, however, that if Executive shall Compete with LIN TV at any time following termination by Executive with Good Reason, Executive shall not be entitled to any further benefits under this subparagraph 8.1 from and after the point in time that Executive begins to Compete with LIN TV.

      8.2 TERMINATION BY LIN TV WITH CAUSE OR BY EXECUTIVE WITHOUT GOOD REASON PRIOR TO A CHANGE IN CONTROL

      In the case of the termination of Executive's employment by LIN TV with Cause or by Executive without Good Reason, Executive shall not be entitled to any payments hereunder, other than unpaid salary that has accrued for services already performed as of the date the termination of Executive's employment becomes effective.

      8.3   EXPIRATION OF TERM

      In the case of a termination of Executive's employment as a result of the expiration of the term of this Agreement as a result of Notice of Nonrenewal, Executive shall not be entitled to receive any payments hereunder, other than those unpaid salary that has accrued for services already performed as of the date the termination of Executive's employment becomes effective.

      8.4   TERMINATION BECAUSE OF DEATH OR TOTAL DISABILITY

      In the event of a termination of Executive's employment because of his death or total disability, Executive or his personal representative shall receive termination payments equal to six months of Salary from the date of death or total disability.



      8.5   TERMINATION IN CONNECTION WITH A CHANGE IN CONTROL

      Notwithstanding subparagraphs 8.1 and 8.2 hereof and in full substitution therefor, if Executive terminates his employment following a Change in Control of LIN TV, the compensation due Executive shall be determined in accordance with the Severance Compensation Agreement (the "Severance Agreement") between LIN TV and the Executive dated September 5, 1996.

      8.6   OPTION ACCELERATION PRIOR TO A CHANGE IN CONTROL



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      In the event of termination of Executive's services, other than a termination following a Change in Control, the Options will terminate in accordance with the provisions of the 1994 Plan and the Option Letter Agreement, except that if LIN TV terminates Executive's services without Cause, or if Executive terminates with Good Reason, prior to the end of the term of this Agreement, the Options shall become exercisable to the extent of (i) the number of shares covered by the Options that were purchasable by Executive at the date of such termination of services and (ii) fifty percent (50%) of the total number of shares that are subject to each of the Options, but have not yet vested. Such options shall be exercisable by Executive at any time during the twelve (12) months following such termination of services but not after the term of the Option.

      8.7   DEFINED TERMS

      The terms "Change in Control", "Cause", "Effective Date" and "Good Reason" shall have the same meaning as defined in the Severance Agreement, except that Good Reason shall be determined without regard to the occurrence of a Change in Control or Effective Date.

      8.8   PAYMENT SCHEDULE

      All payments under this paragraph 8 shall be made to Executive at the same interval as payments of salary were made to Executive immediately prior to termination.


9.    NONCOMPETITION AND NONSOLICITATION

      9.1   APPLICABILITY

      This paragraph 9 shall survive the termination of Executive's employment with LIN TV or the expiration of the term of this Agreement.

      9.2   SCOPE OF COMPETITION

      Executive agrees that he will not, directly or indirectly, during his employment and for a period of one (1) year from the date on which his employment with LIN TV is terminated by LIN TV for Cause or by Executive without Good Reason, be employed by, consult with or otherwise perform services for, own, manage, operate, join, control or participate in the ownership, management, operation or control of or be connected with, in any manner ("Compete"), any Broadcaster, unless released from such obligation by the Board. A "Broadcaster" shall include any station or other entity that broadcasts, transmits or otherwise provides programming to viewers or provides substantial services to any station or other entity that broadcasts, transmits or otherwise provides programming to viewers within the geographical area described in Schedule 9.2 hereto. By way of description and without limiting the foregoing, Executive shall be deemed to be connected with a Broadcaster if such Broadcaster is (a) a partnership in which he is a general or limited partner or Executive, (b) a corporation or association of which he is a shareholder, officer, Executive or director, or (c) a partnership, corporation or association of which he is a member, consultant or agent; provided; however, that nothing herein shall prevent the purchase or ownership by Executive of shares that constitute less than five percent (5%) of the outstanding equity securities of a publicly or privately held corporation, if Executive has no other relationship with such corporation. Notwithstanding the foregoing, Executive shall not be deemed to Compete with LIN TV as a result of his association with another entity if the aggregate population of the market(s) served by both LIN TV and such entity is less than 20% of the aggregate population in all markets served by each of LIN TV and such entity. Upon and subject to reasonable notice being provided to LIN TV by Executive prior to Executive's entering into a position or association which may cause Executive to Compete with LIN TV, LIN TV will conduct a timely review of such proposed position or association and notify Executive regarding LIN TV's view as to whether Executive will thereby Compete with LIN TV.




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      9.3   SCOPE OF NONSOLICITATION

      Executive shall not directly or indirectly solicit, influence or entice, or attempt to solicit, influence or entice, any executive, employee, or consultant of LIN TV to cease his relationship with LIN TV or solicit, influence, entice or in any way divert any customer, distributor, partner, joint venturer or supplier of LIN TV to terminate such person's relationship with LIN TV in order to do business or in any other entity that (a) directly or indirectly competes with LIN TV or produces, markets, distributes, syndicates or otherwise derives benefit from the production, marketing, distribution or syndication of products, services or programs that compete with products then produced or services or programs then being provided or marketed by LIN TV or the feasibility for production of which LIN TV is then actually studying or (b) is preparing to market or is developing products, services or programs that will be in competition with the products, services or programs being studied or developed by LIN TV. The subparagraph 9.3 shall apply during the time period described in subparagraph 9.2 hereof and with respect to the geographical area described in Schedule 9.2 hereto.




      9.4   NONDISCLOSURE; RETURN OF MATERIALS

      During the term of his employment by LIN TV and following termination of such employment, Executive will not disclose (except as required by his duties to LIN TV), any concept, design, process, technology, trade secret, customer list, plan, embodiment or invention, any other intellectual property ("Intellectual Property") or any other confidential information, whether patentable or not, of LIN TV of which Executive becomes informed or aware during his employment, whether or not developed by Executive. In the event of the termination of his employment with LIN TV or the expiration of this Agreement, Executive will return to LIN TV all documents, data and other materials of whatever nature, including, without limitation, drawings, specifications, research, reports, embodiments, software and manuals that pertain to his employment with LIN TV or to any Intellectual Property and shall not retain or cause or allow any third party to retain photocopies or other reproductions of the foregoing.

      9.5   EQUITABLE RELIEF

      Executive acknowledges that the provisions of this paragraph 9 are essential to LIN TV, that LIN TV would not enter into this Agreement if it did not include this paragraph 9 and that damages sustained by LIN TV as a result of a breach of this paragraph 9 cannot be adequately remedied by damages, and Executive agrees that LIN TV, and in addition to any other remedy it may have under this Agreement or at law, shall be entitled to injunctive and other equitable relief to prevent or curtail any breach of any provision of this Agreement, including, without limitation, this paragraph 9. In the event of any legal action to enforce the provisions of this paragraph 9, the prevailing party shall be entitled to recover costs, expenses, and reasonable attorneys' fees.

      9.6   DEFINITION OF LIN TV

      For purposes of subparagraph 9.2 and subparagraph 9.3 hereof, "LIN TV" shall include all subsidiaries of LIN TV, any business ventures in which LIN TV or its subsidiaries participate and any broadcast station then owned by LIN TV or to which LIN TV provides any programming or marketing services pursuant to a local marketing agreement or any other arrangement.

10.   REPRESENTATIONS AND WARRANTIES

      In order to induce LIN TV to enter into this Agreement, Executive represents and warrants to LIN TV that neither the execution nor the performance of this Agreement by Executive will violate or




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conflict in any way with any other agreement by which Executive may be bound, or with any other duties imposed upon Executive by corporate or other statutory or common law.



11.   NOTICE AND CURE OF BREACH

      Whenever a breach of this Agreement by either party is relied upon as justification for any action taken by the other party pursuant to any provision of this Agreement, other than pursuant to the definition of "Cause" set forth in subparagraph 7.8 hereof, before such action is taken, the party asserting the breach of this Agreement shall give the other party at least twenty (20) days' prior written notice of the existence and the nature of such breach before taking further action hereunder and shall give the party purportedly in breach of this Agreement the opportunity to correct such breach during the twenty (20) day period.

12.   FORM OF NOTICE

      All notices given hereunder shall be given in writing, shall specifically refer to this Agreement and shall be personally delivered or sent by telecopy or other electronic facsimile transmission or by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof:

      If to Executive:  Gary R. Chapman
                        79 Ridge Road
                        Bristol, RI  02809

      If to LIN TV:     LIN Television Corporation
                        Four Richmond Square, Suite 200
                        Providence, RI  02906
                        Attn: Corporate Secretary

If notice is mailed, such notice shall be effective three (3) business days after deposit in the U.S. mail or, if notice is personally delivered or sent by telecopy or other electronic facsimile transmission, it shall be effective upon receipt.

13.   WAIVERS

       No delay or failure by any party hereto in exercising, protecting or enforcing any of its rights, titles, interests or remedies hereunder, and no course of dealing or performance with respect thereto, shall constitute a waiver thereof. The express waiver by a party hereto of any right, title, interest or remedy in a particular instance or circumstance shall not constitute a waiver thereof in any other instance or circumstance. All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.

14.   AMENDMENTS IN WRITING

      No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure therefrom by either party hereto, shall in any event be effective unless the same shall be in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by LIN TV and Executive, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which it is given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by LIN TV and Executive.



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15.   APPLICABLE LAW

      This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the state of Delaware, without regard to any rules governing conflict of laws.

16.   SEVERABILITY

      If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, for any reason, including, without limitation, the duration of such provision, its geographical scope or the extent of the activities prohibited or required by it, then, to the full extent permitted by law (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible, (b) such invalidity, illegality or enforceability shall not affect the validity, legality or enforceability of any other provision hereof, and (c) any court or arbitrator having jurisdiction thereover shall have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law.

17.   ARBITRATION

      Subject to the provisions of subparagraph 8.5 hereof, any controversies or claims arising out of or relating to this Agreement shall be fully and finally settled by arbitration in accordance with the Commerical Arbitration Rules of the American Arbitration Association then in effect (the "AAA Rules"), conducted by one arbitrator either mutually agreed upon by LIN TV and Executive or chosen in accordance with the AAA Rules, except that the parties thereto shall have any right to discovery as would be permitted by the Federal Rules of Civil Procedure for a period of ninety (90) days following the commencement of such arbitration and the arbitrator thereof shall resolve any dispute that arises in connection with such discovery. The prevailing party shall be entitled to costs, expenses and reasonable attorneys' fees, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

18.   HEADINGS

      All headings used herein are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.

19.   COUNTERPARTS

      This Agreement, and any amendment or modification entered into pursuant to paragraph 14 hereof, may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same instrument.

20.   ENTIRE AGREEMENT

      This Agreement on and as of the date hereof constitutes the entire agreement between LIN TV and Executive with respect to the subject matter hereof and all prior or contemporaneous oral or written communications, understandings or agreements between LIN TV and Executive with respect to such subject matter are hereby superseded and nullified in their entireties. Without limiting the foregoing, upon the effectiveness of this Agreement the Prior Agreement shall terminate and neither party shall have any further rights or obligations thereunder.

21.   ASSIGNMENT



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      This Agreement is personal to the Executive and without the prior written consent of LIN TV shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives. This Agreement shall inure to the benefit of and be binding upon LIN TV and its successors and assigns. LIN TV will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of LIN TV to assume expressly and agree to perform this Agreement in the same manner and to the same extent that LIN TV would be required to perform it if no such succession had taken place. As used in this Agreement, "LIN TV" shall mean LIN TV as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

      IN WITNESS WHEREOF, the parties have executed and entered into this Agreement on July 24, 1995, effective as provided in paragraph 3 above.


LIN TELEVISION CORPORATION                  GARY R. CHAPMAN


By  /s/ Peter E. Maloney                    /s/ Gary R. Chapman

Its  Vice President - Finance




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                                  SCHEDULE 4.2


      The amount of the bonus payable to Executive pursuant to Section 4.2 (the "Target Bonus") and the goals on which the Target Bonus is based shall be established annually by the Compensation Committee after consulting with Executive; provided, that the amount of the Target Bonus shall be no less than $150,000.

      The Target Bonus shall be payable as follows:

      (1) One-half of the Target Bonus (the "OCF Target Bonus") shall be payable upon the "core" stations owned by LIN TV (consisting, for 1995, of KXAN-TV, KXAS-TV, WAND-TV, WANE-TV, WAVY-TV, and WISH-TV and as shall be determined in future years by the Compensation Committee) achieving the level of operating cash flow set forth in the annual plan approved by the Board of Directors. The Compensation Committee may, in its discretion following consultation with Executive, adjust the plan level of operating cash flow, for purposes of this Agreement, during the course of the year to reflect material unanticipated or extraordinary developments.

      If operating cash flow is within 20% of plan, the amount payable with respect to the OCF Target Bonus shall be (i) the amount of the OCF Target Bonus plus or minus (depending on whether actual results are above or below plan) (ii)
(X) the OCF Target Bonus multiplied by (Y) a fraction (I) the numerator of which is the percentage by which actual results are above or below plan (rounded down to the nearest whole percentage point) and (II) the denominator of which is 20%.

      Examples (assuming an OCF Target Bonus of $75,000):

            ACTUAL RESULTS EQUAL PLAN - Payment equals (i) $75,000 + (ii) (X) $75,000 x (Y) (100% - 100%)/20%) = $75,000 + ($75,000 x 0) = $75,000.

            ACTUAL RESULTS EQUAL 113.6% OF PLAN - Payment equals (i) $75,000 +
      (ii) ((X) $75,000 x (Y) (113.6% - 100%/20%) = $75,000 + ($75,000 x
      (13%/20%)) = $75,000 + ($75,000 x 0.65) = $75,000 + $48,750 = $123,750.

            ACTUAL RESULTS EQUAL 87.5% OF PLAN - Payment equals (i) $75,000 -
      (ii) ((X) $75,000 x (Y) (100% - 87.5%/20%) = $75,000 - ($75,000 x
      (12%/20%)) = $75,000 - ($75,000 x 0.6) = $75,000 - $45,000 = $30,000.

      If actual results are equal to or greater than 120% of plan, then the amount payable with respect to the OCF Target Bonus shall be two times the OCF Target Bonus plus such additional amount to reflect results in excess of 120% of plan as shall be determined by the Compensation Committee in its sole discretion. If actual results are less than or equal to 80% of plan, the amount payable with respect to the OCF Target Bonus shall be zero.

      (2) One-half of the Target Bonus shall be payable based on Executive's achievement of other objectives to be established annually by the Compensation Committee after consulting with Executive. For 1995, such objectives shall be the Five Goals outlined in the memorandum from Executive to the Compensation Committee by memo dated February 21, 1995. Thereafter, such objectives shall serve as a model for the objectives to be established, but the Compensation Committee may established additional or different goals in its sole discretion.




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                                  SCHEDULE 9.2

Subparagraph 9.2:

      The geographic scope shall include the Designated Market Area, as defined by A.C. Nielson Company, (a) in which any station owned or operated by LIN TV or to which LIN TV provides substantial services related to the ownership and operation of a station is located and (b) in which any station which LIN TV has an agreement to acquire, is negotiating an agreement to acquire or is then studying the feasibility of acquiring is located.

Subparagraph 9.3:

      To the extent the activities at issue relate to the ownership or operation of a broadcasting station, the geographic scope shall be as defined above with respect to subparagraph 9.2. With respect to all other activities, the geographic scope shall be defined as all markets in the United States of America and Canada.